Exhibit 21.1

SUBSIDIARIES OF ANTERO RESOURCES CORPORATION

Name of Subsidiary	Jurisdiction of Organization

Antero Resources Bluestone LLC	Delaware

Antero Resources Midstream LLC	Delaware

Antero Resources Finance Corporation	Delaware